Dated as of:

September 14, 2016

THIRD AMENDED SCHEDULE A

to the

EXPENSE LIMITATION AGREEMENT

OPERATING EXPENSE LIMITS

Fund Name	Class of Shares	Maximum Operating Expense Limit[1]
JOHCM Emerging Markets Opportunities Fund	Institutional Class I Class II	129 basis points (bps) 139bps 154bps

JOHCM Global Equity Fund	Institutional Class I Class II	108bps 118bps 133bps

JOHCM International Select Fund	Class I Class II	105bps 130bps

JOHCM International Small Cap Equity Fund	Institutional Class I Class II	124bps 134bps 149bps

JOHCM Asia Ex-Japan	Institutional Class I Class II	129bps 139bps 154bps

JOHCM Emerging Markets Small Mid Cap Equity Fund	Institutional Class I Class II Class III	154bps 164bps 179bps 204bps

[1]	Expressed as a percentage of a Fund’s average daily net assets.

AIT-JOHCM	Page 1

JOHCM US Small Mid Cap Equity Fund	Institutional Class I Class II Class III	99bps 109bps 124bps 149bps

JOHCM International Opportunities Fund	Institutional Class I Class II	89bps 99bps 114bps

ADVISERS INVESTMENT TRUST	JO HAMBRO CAPITAL MANAGEMENT LIMITED	JO HAMBRO CAPITAL MANAGEMENT LIMITED

By:	By:	By:
Name: Dina A. Tantra	Name:	Name:
Title: President	Title:	Title:

AIT-JOHCM	Page 2